EXHIBIT 19

EXXON MOBIL CORPORATION
INSIDER TRADING POLICY
It is the policy of Exxon Mobil Corporation (the “Company” or “ExxonMobil”) that all directors, officers, and employees of ExxonMobil and its subsidiaries are expected to avoid securities transactions based on material non-public information learned through their positions with the Company. This Insider Trading Policy (this “Policy”) provides the standards of Exxon Mobil Corporation concerning trading in securities (including stocks, bonds, notes or other equity or debt securities, whether or not issued by the Company) while in possession of material non-public information.
It is the policy of Exxon Mobil Corporation to comply with all applicable laws and regulations applicable to its business, including the securities laws related to the Company trading in its own securities.
-------------------------------------------------------------------------------------------------------------------------------
Insider Trading Guidelines Applicable to All Employees and Directors

The following guidelines apply to transactions involving ExxonMobil securities by all employees of the Company and its subsidiaries, all officers of the Company and its subsidiaries, and all members of the Company's board of directors. It also applies to transactions involving securities of other companies to the extent these employees, officers, or directors learn confidential information relating to such company during the course of their work at ExxonMobil.
It is a violation of federal securities laws and a violation of this Policy for any person to buy or sell securities if he or she is in possession of material non-public information. Specifically:
•Employees, officers, directors, and their spouses and dependent family members may not purchase or sell any Company securities while in possession of material non-public information about the Company.
•Employees, officers, and directors who learn material non-public information about suppliers, customers, competitors, or others through their work at the Company should keep such information confidential and not buy or sell securities using such information until the information becomes public. Employees, officers, and directors must not give tips about such securities.
•Employees, officers, and directors may not communicate confidential information or material non-public information about the Company to any other person without proper authority or mandate, or recommend to any person to buy or sell Company securities while in possession of material non-public information about the Company.
In addition, consistent with the Company’s Conflicts of Interest Policy, no executive, management, professional, or technical ("EMPT") employee, EMPT employee's spouse, or dependent member of an EMPT employee's family should be a party to a derivative or similar financial instrument, including puts, calls, or other options, future or forward contracts, or equity swaps or collars (“Derivatives”), with respect to the Company’s stock.
Definitions
Material Information: Information is generally considered material if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to buy or sell a particular security, and a substantial likelihood that a reasonable investor would view the information as having significantly altered the total balance of information disclosed to the public. As a practical matter, this means information that could be expected to cause a change in the market price or prompt a person who was holding the security to want to buy, sell or hedge their position. Material information is not limited to the financial results of ExxonMobil. It also includes knowledge of events affecting ExxonMobil that have not yet been publicly disclosed.
Examples of information that could be considered material include:
•Significant changes in key performance indicators of the Company
•Actual, anticipated, or targeted earnings and dividends and other financial information
•Financial, sales, and other significant internal business forecasts, or a change in previously released estimates
•Mergers, acquisitions or dispositions, or the expansion or curtailment of operations

•Significant events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information
•New equity or debt offerings or significant borrowing
•Changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities
•Significant changes in accounting treatment, write-offs, or effective tax rate
•Developments in significant litigation or governmental investigation
•Changes in top management or the board of directors
•Stock splits or other corporate actions.
Non-public Information: Information is non-public if it has not been adequately communicated to the entire marketplace. Generally, only disclosure in an ExxonMobil (1) press release, (2) SEC filing, or (3) webcast open live to all members of the public (and with advanced notice) will meet this standard. Posting of information on the ExxonMobil website may be considered public disclosure but only under special circumstances that should be reviewed and approved in advance by the Law Department. Information discussed in other channels (including speculation in press reports) is still non-public information and is not viewed by the SEC as being reflected in the trading price of the securities. If it is not clear whether material information has been sufficiently publicized, it should be treated as non-public information.
Securities: Securities include stocks, bonds, notes, or other equity or debt securities, whether or not issued by the Company, including Derivatives.
Restrictions for Employees in Certain Positions
Employees who have access to material non-public information due to the nature of their position, as well as their spouses and dependents should not engage in any market transactions (purchases or sales) of ExxonMobil securities from the time they first come into possession of such information until after the close of trading on the day the information is released to the public. The foregoing restrictions do not apply to the continuation of regular ongoing transactions such as monthly contributions to an ExxonMobil Savings Plan or dividend reinvestment. However, such persons should not change their existing savings plan or dividend reinvestment elections at a time when they may possess material non-public information.
Examples of employees to which the above restrictions may apply include:
•Individuals who develop, or participate in the development of publications containing significant earnings information (e.g. Reports on Forms 10-K and 10-Q, press releases, etc.);
•Individuals with access to tools or systems that provide access to significant earnings information, including systems administration and maintenance; and
•Individuals in a role that has a high likelihood for incidental exposure to material earnings information.
Violations of this Policy
1.Legal Penalties: An individual who breaches the securities laws related to insider trading, or anyone who trades on information provided by such individual, could be exposed to criminal fines of several times the profits earned and a substantial jail term, in addition to civil penalties up to multiple times profits earned, and injunctive actions.
2.Company-imposed Penalties: Any employee engaging in any activity that violates this Policy is subject to disciplinary action, up to and including termination of employment.
Compliance
Questions regarding this Policy or the securities laws applicable to ExxonMobil securities transactions should be directed to the Law Department.
-------------------------------------------------------------------------------------------------------------------------------
Insider Trading Guidelines Applicable to Officers and Directors of Exxon Mobil Corporation
The following provisions apply to transactions involving Company securities by “Covered Persons” (as defined below) during blackout periods established from time to time, including in connection with quarterly earnings announcements. During blackout periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company's financial results. The absence of a blackout period does not necessarily mean that a Covered Person is free to trade; such Covered Person must still comply with the Insider Trading Policy and guidelines applicable to all employees.

Covered Persons: “Covered Persons” includes” (1) directors and executive officers of ExxonMobil who are subject to the reporting and other requirements of Section 16 under the Securities Exchange Act of 1934, and (2) a director’s or executive officer’s spouse, minor children, or others living in the same household, and any other person whose ownership of ExxonMobil equity securities is included in the applicable Form 4 and 5 reports.
Blackout Periods: The regular quarterly blackout periods during which trading in the Company’s securities is prohibited by Covered Persons (1) begin prior to the opening of trading on the 20th day of the last month of each fiscal quarter (March 20, June 20, September 20, and December 20) or at the close of trading on the last trading day preceding the 20th if the 20th falls on a weekend or observed holiday, and (2) end at the opening of trading on the first trading day following the day ExxonMobil publicly announces estimated earnings for that period.
Special Blackout Periods: From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which certain Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
Prohibited Transactions: Unless approved in advance by the Chairman (or, in the case of the Chairman, the Nominating and Governance Committee) or otherwise permitted under this Policy, Covered Persons are prohibited from engaging in the below transactions (except transactions pursuant to 10b5-1 plans previously approved as set forth below pursuant to this Policy).
1.During a blackout period, Covered Persons are prohibited from engaging in:
•Purchases or sales of ExxonMobil securities in the open market, including any sales of common stock received upon exercise of options or vesting of restricted stock into the market (including pursuant to net share settlement);
•Changes in the allocation or instructions for the purchase or sale of ExxonMobil securities in an ExxonMobil Savings Plan; and
•Any transaction involving ExxonMobil equity securities if the transaction would be matchable for liability purposes under Section 16.
2.Covered Persons are always prohibited from:
•Entering into derivative or hedging transactions or similar arrangements with respect to ExxonMobil securities;
•Engaging in “short-swing” transactions. Short-swing transactions occur when a purchase and sale, or sale and purchase, of Company equity securities of the same class are made within a period of less than six months of each other;
•Effecting “short sales” of ExxonMobil securities; and
•Pledging ExxonMobil securities, including by purchasing on margin or holding in a margin account.
Permitted Transactions; Pre-clearance Process: Without limiting the obligations under the above guidelines applicable to all employees and directors, transactions that are not prohibited in the preceding section generally may be carried out during a blackout period. However, if the proposed transaction involves discretion on the part of the Covered Person to be exercised during a blackout period, pre-clearance by appropriate management is recommended. Any proposed transaction should be reviewed with the Law Department to determine that the transaction is consistent with this Policy and with applicable law.
Examples of transactions that are generally permitted during a blackout period, subject to review and approval by the Law Department, include the following:
•Charitable donations; and
•Bona fide gifts to family members, provided the recipient does not sell the shares in the open market during the blackout period.
Examples of transactions that are generally permitted during a blackout period and do not require prior review include the following:
•A continuation of regular-schedule ExxonMobil Savings Plan purchases;
•A continuation of dividend reinvestment; and
•Withholding of shares to satisfy taxes due on restricted stock.
Exception for Qualified 10b5-1 Plans: The foregoing prohibited transactions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, (“10b5-1 Plans”). However, Covered Persons may not enter into, amend or terminate a 10b5-1 Plan relating to

Company securities without the prior approval from the Law Department, which will only be given outside of a blackout period and only if the Covered Person does not have knowledge of material non-public information. The Company is required to publicly disclose in its quarterly Form 10-Q and annual Form 10-K filings all directors and Section 16 officers that use a 10b5-1 Plan or non-10b5-1 trading arrangement for trading Company securities and must also include the material terms of such plans.